Exhibit (c)(4)

Turtle Litigation & Settlements OverviewDecember 2023

Notice to RecipientConfidentialThese materials have been prepared by one or more affiliates of Bank of America Corporation for the client or potential client to whom such materials are directly addressed and delivered (the “Company”) for discussion purposes only in connection with an actual or potential mandate or engagement and are subject to our review and assessment from a legal, compliance, accounting policy and risk perspective, as appropriate. These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with us. These materials have not been prepared with a view toward public disclosure under applicable securities laws or otherwise, and may not be, in whole or in part, reproduced, quoted or referred to, or shown, transmitted, or otherwise given to any person other than Company’s authorized representatives, without our prior written consent. We assume no obligation to update or otherwise revise these materials.These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, provided by us in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter and do not constitute an offer or solicitation to sell or purchase any securities, nor do they constitute a commitment by Bank of America Corporation or any of its affiliates to provide or arrange any financing for any transaction, to purchase any security or to otherwise enter into any type of business relationship in connection herewith.These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by us. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information, or of these materials, and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials may not reflect information known to other professionals in other business areas of Bank of America Corporation and its affiliates.Any League Tables referenced within these materials have been prepared using data sourced from external third party providers as outlined in the relevant footnotes where applicable. For persons wishing to request further information regarding these third party providers and the criteria and methodology used to prepare a league table please contact your usual Bank of America or BofA Securities representative/Relationship Manager.Bank of America Corporation and its affiliates (the “BAC Group”) comprises a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and strategic advisory services and other commercial services and products to a wide range of corporations, governments and individuals, domestically and offshore, from which conflicting interests or duties, or a perception thereof, may arise. In the ordinary course of these activities, parts of the BAC Group at any time may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in debt, equity or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, potential counterparties or any other company that may be involved in a transaction.“Bank of America” and “BofA Securities” are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, derivatives, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, BofA Securities, Inc. and BofA Securities Prime, Inc., which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. is a registered futures commission merchant with the CFTC and a member of the NFA.Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured Are Not Bank Guaranteed May Lose ValueBank of America and BofA Securities entities and branches provide financial services to the clients of Bank of America and BofA Securities and may outsource/delegate the marketing and/or provision of certain services or aspects of services to other branches or members of the BAC Group (for example in the UK). Your service provider will remain the entity/branch specified in your onboarding documentation and/or other contractual or marketing documentation even where you communicate with staff that operate from a different entity or branch which is acting for and on behalf of your contractual service provider in their communications with you. If you are unsure who your contractual service provider is or will be please contact your usual Bank of America or BofA Securities representative or relationship manager.Products and services that may be referenced in the accompanying materials may be provided through one or more affiliates of Bank of America Corporation.For Bank of America or BofA Securities entities outside the US, please see additional information via the following link: https://www.bofaml.com/en-us/content/baml-disclaimer.html. Specifically, for Bank of America or BofA Securities entities in EMEA, please see additional information via the following link: www.bofaml.com/mifid2. Note please that BofA Securities Europe SA, with registered address at 51, rue La Boétie, 75008 Paris is registered under no. 842 602 690 RCS Paris, and its share capital can be found at https://www.bofaml.com/en-us/content/BofASE.html.The BAC Group has adopted policies and guidelines designed to preserve the independence of our research analysts. These policies prohibit employees from, directly or indirectly, offering research coverage, a favorable research rating or a specific price target or offering to change a research rating or price target as consideration for or an inducement to obtain business or other compensation and prohibit research analysts from being directly compensated for involvement in investment banking transactions. The views expressed herein are the views solely of the specific BAC line of business providing you with these materials and no inference should be made that the views expressed represent the view of the firm’s research department.We do not provide legal, compliance, tax or accounting advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by us to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction—including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or any nonpublic commercial or financial information (except to the extent any such information relates to the tax structure or tax treatment)—on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply.These materials are not intended to provide legal, consulting, accounting, rating agency or ESG rating agency advice, nor are any materials provided by us intended to identify, evaluate or advise you as to any potential legal, reputational or other risks. The information and any examples provided have not been evaluated for effectiveness, quality, accuracy or risk and none of Bank of America, BofA Securities, or their affiliates is endorsing any particular approach to environmental, social and governance (“ESG”), any particular ESG or sustainability investment strategy or any particular ESG or sustainability standards, ratings or metrics.We are required to obtain, verify and record certain information that identifies the Company, which information includes the name and address of the Company and other information that will allow us to identify the Company in accordance, as applicable, with the USA Patriot Act (Title III of Pub. L. 107-56, as amended, which was signed into law October 26, 2001) and such other laws, rules and regulations as applicable within and outside the United States.For more information, including terms and conditions that apply to the service(s), please contact your usual Bank of America or BofA Securities representative or relationship manager.©2023 Bank of America Corporation. All rights reserved. 8/2023

Generic Drug Price Fixing Litigation Summary? We have analyzed three lawsuits related to price fixing of generic drugs: ? DOJ Antitrust,? DOJ Civil, and ? Multi-Jurisdictional—the lawsuit for which Turtle has made a provision? In analyzing the DOJ’s deferred prosecution agreement, we found disclosures from Glenmark, Teva, Apotex and Sandoz:– Glenmark, Teva and Apotex each had one key generic drug under scrutiny whereas Sandoz had 18 and Turtle had 8– Teva, Sandoz and Turtle are the largest companies by revenue that are affiliated with the lawsuit 1 DOJ Antitrust Lawsuit 2 DOJ Civil Court Lawsuit 3 Multi-Jurisdiction Settlement ? Penalty is not related to company size and ? Glenmark and Teva have not yet been ? Teva has partially settled the claim whereas is more directly related to sales of the charged a penalty from the DOJ civil division all other peers appear to be contesting the products in question lawsuit ? Turtle and Sandoz each settled for ? Glenmark, Sandoz and Turtle all received a approximately $200mm and have similar ? Turtle booked a provision of $140mm as of penalty that represents approximately 40% sized businesses 31-Mar-23 of sales of the products in question? Apotex paid a penalty of $49mm, however, it ? Glenmark, Teva and Sandoz have provisions ? Apotex’s penalty was lower at 23% of sales is a much smaller business for this lawsuit, although the specific of the products in question amount is undisclosed / aggregated in the total provision balance? Apotex’s financial statements are not public1_______________________Source: Company filings and DOJ public filings as of December 1, 2023.

Generic Drug Price Fixing Litigation – Agreement & Penalties Overview

Company	Key Drugs	DOJ Antitrust Division - Deferred Prosecution Agreement					DOJ Civil Division - Settlement		Multi-Jurisdiction - Settlement	
		Date	Criminal Penalty	Sales During Period (For Key Drugs[3])	Crim Pen % Sales	Key Other Penalty	Date	Penalty	Date	Penalty
Glenmark	1 generic drug (pravastatin)	8/21/2023	$30	$77	39%	Divestiture	-	-	-	Not Settled
teva	1 generic drug (pravastatin)	8/21/2023	$225	Undisclosed	-	$50mm drug donation + divestiture	-	-	Partially Settled[1]	Approx. $1.0mm for each 1% share of the national population per state
APOTEX	1 generic drug (pravastatin)	5/7/2020	$24	$105	23%	-	9/30/2021	$49	-	NA
SANDOZ	18 generic drugs	3/2/2020	$195	$500	39%	-	9/30/2021	$185	-	Not Settled
Turtle	8 generic drugs	7/23/2022	$206	$500	41%	-	9/30/2021	$213	-	$140[2]

Settlements & Loss Contingencies for Turtle was $558.9mm in the year ended March 31, 2021, which consisted of settlement charges of $205.7mm and $213.3mm related to the global resolution of the DOJ investigations into the U.S. generic pharmaceutical industry and separately, an additional provision of $140.0mm related to ongoing multi-jurisdiction civil antitrust matters.

As of March 31, 2023, the penalties related to the DOJ investigations had been paid and the Settlements & Loss Contingencies balance was $140.0mm related to ongoing multi-jurisdiction civil antitrust matters.

2

Source: Company filings and DOJ public filings as of December 1, 2023.

(1) *Mississippi (June 2021), Louisiana (March 2022), Georgia (September 2022), Arkansas (October 2022) and Florida (February 2023).*

(2) *Represents provision related to ongoing multi-jurisdiction civil antitrust matters.*

(3) *As disclosed in each respective DPA agreement published in the DOJ website. Represents sales of the key drugs in the lawsuit during the relevant periods.*

Turtle Settlement & Loss Contingencies Provision

2021: $140.0mm	2022: $200.0mm	2023: $140.0mm

As Reported on Turtle's Annual Reports

2021: $140.0mm

- Settlements and loss contingencies was $558.9 million in the year ended March 31, 2021, which consisted of:
  - Settlement charge of $418.9 million related to the global resolution of the Department of Justice ("DOJ") investigations into the U.S. generic pharmaceutical industry
  - **Additional provision of $140.0 million related to ongoing multi-jurisdiction civil antitrust matters**

2022: $200.0mm

- Settlements and loss contingencies was $61.4 million in the year ended March 31, 2022, which consisted of:
  - **Additional legal contingency of $60.0 million related to ongoing multi-jurisdiction civil antitrust matters**
  - $1.4 million related to the global resolution with the Department of Justice ("DOJ") in connection with its investigations into the U.S. generic pharmaceutical industry

2023: $140.0mm

- On November 4, 2021, a settlement was reached with the putative Direct Purchaser Plaintiff class ("DPPs"), a putative class generally comprised of wholesalers and distributors that purchased generic drug products from manufacturers
- The Court approved the settlement on March 10, 2023, pursuant to which Turtle U.S.A. paid $67.6mm, which was reduced by $7.96mm as a result the threshold percentage of class members that opted out of the settlement
- **Payment of ~$60.0 million settlement decreases the provision total back to $140.0mm**

As Reported on Sun's Annual Reports

Sun does not provide a detailed breakdown of Provision components; however, the Notes to the Consolidated Financial Statements seem to indicate amounts recognized in line with Turtle's Financial Statements:

*"...in respect of ongoing multi-jurisdiction civil antitrust matters, currently in progress, **Turtle U.S.A, has made a provision of US$140mm** (equivalent to ₹10,384mm) for the year ended March 31, 2021."*

– Note 61.a. to Sun Pharmaceuticals Consolidated Financial Statements for FY 2020-2021

*"...in respect of ongoing multi-jurisdiction civil antitrust matters, currently in progress, **Turtle has made a provision of US$200mm** (equivalent to ₹14,809mm). Of the US$200mm (equivalent to ₹14,809mm), amounts of US$60mm and US$80mm (equivalent to ₹4,552mm and ₹5,833mm) were accounted for in year ended March 31, 2021 . Further, an additional provision of US$60mm (equivalent to ₹4,425mm) was recognized in the year ended March 31, 2022."*

– Note 61.a. to Sun Pharmaceuticals Consolidated Financial Statements for FY 2021-2022

*"...in respect of ongoing multi-jurisdiction civil antitrust matters, currently in progress, **Turtle has made a provision of US$200mm** (equivalent to ₹14,809mm) (...) On April 08, 2022, our U.S. subsidiaries, Turtle U.S.A. and SPIINC each entered into settlement agreements that resolve the above-referenced civil antitrust matter with the DPPs without any admission of guilt or violation of any statute, law, rule or regulation, or of any liability or wrongdoing, pursuant to **which Turtle paid US$60mm (provided for in earlier period)** as a result of the percentage of class members that opted out of the settlement."*

– Note 61.a. to Sun Pharmaceuticals Consolidated Financial Statements for FY 2022-2023

3

Legend: Provision Total within Turtle Settlements & Loss Contingencies Balance as of Fiscal Year End

Source: Company filings as of December 1, 2023.